Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 29, 2020, ADDRESSES COVID-19 AND SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 20, 2020 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 29, 2020.  Highlights include:

•	Revenues increased $6.0 million, or 6.0% for the comparative quarter, and $37.6 million, or 9.4%, for the comparative fiscal year.
•

Earnings per diluted share for the current quarter were $0.33 compared to $0.32 for the comparative quarter last year.  Earnings per diluted share were $1.47 for the fiscal year as compared to $1.45 for the last fiscal year.

•	Our plants are essential to the supply chain and are currently functioning.

Financial Overview

The Company’s revenues for the fourth quarter ended February 29, 2020 were $106.7 million compared to $100.7 million for the same quarter last year, an increase of 6.0%.  Gross profit margin ("margin") was $29.9 million for the quarter, or 28.1%, as compared to $29.1 million, or 28.9% for the fourth quarter last year.  Net earnings for the quarter were $8.6 million, or $0.33 per diluted share, compared to $8.2 million, or $0.32 per diluted share, for the fourth quarter last year.

The Company’s revenues for the fiscal year ended February 29, 2020 were $438.4 million compared to $400.8 million for the prior fiscal year, an increase of 9.4%.  Margin for the fiscal year was $128.9 million, or 29.4%, as compared to $123.4 million, or 30.8% for the prior fiscal year.  Net earnings for the fiscal year were $38.3 million, or $1.47 per diluted share compared to $37.4 million, or $1.45 per diluted share for the prior fiscal year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our performance for the quarter and the year.  Our gross profit margin percentage for the quarter and the year continues to be impacted by the consolidation and integration of our past four acquisitions completed in 2019, which all had gross profit and operating margins considerably lower than our historical margins.  While we continue to see improvements, we don’t expect to see these acquisitions fully integrated into our systems until sometime in the first half of fiscal year 2021.  With that being said, these acquisitions increased our sales by $55.3 million and added $0.15 to our diluted earnings per share for the year.

Looking forward, we expect fiscal year 2021 to be a very challenging year for the economy in general and in our industry due to the COVID-19 pandemic.  The uncertainty as to the duration and severity of the pandemic makes forecasting the impact extremely difficult at this time.  Given our support of many essential sectors of the economy, including healthcare, government, food and beverage and others, currently our plants have been deemed essential to the supply chain and are operating close to expected utilization levels.  We have developed, and continue to assess, contingency plans covering a multitude of potential scenarios depending on the gravity and length of the pandemic.  Now, more than ever, we are thankful for our strong unlevered balance sheet and cash position.  We recently extended the maturity date of our $100 million credit facility (which was coming up for renewal in August 2020) to November 11, 2021, which allows us access to even more capital if needed.  During these troubling times we will take such actions we deem necessary to support our dividend, concentrate on generating  cash from operations, and continue to explore strategic acquisitions when deemed advantageous to the Company and our shareholders. Our financial position is such that it is highly unlikely we would need government support recently made available under the CARES Act and at this time the Company has no intent to request such aid. Therefore we would not be under any proscribed limitations such as those on stock buy-backs, other than our focus to support our dividend and possible acquisition targets.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from operations before interest expense, tax expense, depreciation, and amortization). From time to time the Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.  Other companies may calculate non-GAAP financial measures differently than Ennis, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies.  While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP.  These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 29, 2020 and February 28, 2019 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Net earnings	$8,574	$8,204	$38,292	$37,437
Income tax expense	2,518	2,753	12,959	12,497
Interest expense	4	241	606	1,154
Depreciation and amortization	4,562	4,184	18,194	16,189
EBITDA (non-GAAP)	$15,658	$15,382	$70,051	$67,277

% of sales	14.7%	15.3%	16.0%	16.8%

In Other News

The 2020 Annual Meeting of Shareholders will be held on July 16, 2020, with a record date of May 18, 2020.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2019 and its Quarterly Reports on Form10-Q for the quarters ending May 31, 2019, August 31, 2019 and November 30, 2019.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
Condensed Consolidated Operating Results	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Revenues	$106,703	$100,702	$438,412	$400,782
Cost of goods sold	76,769	71,611	309,488	277,422
Gross profit margin	29,934	29,091	128,924	123,360
Operating expenses	18,984	18,228	78,086	73,273
Operating income	10,950	10,863	50,838	50,087
Other (income) expense	(142)	(94)	(413)	153
Earnings before income taxes	11,092	10,957	51,251	49,934
Income tax expense	2,518	2,753	12,959	12,497
Net earnings	$8,574	$8,204	$38,292	$37,437

Weighted average common shares outstanding
Basic	26,002,518	26,051,019	26,036,393	25,829,804
Diluted	26,002,518	26,063,024	26,036,393	25,842,179

Earnings per share
Basic	$0.33	$0.32	$1.47	$1.45
Diluted	$0.33	$0.32	$1.47	$1.45

			February 29,	February 28,
Condensed Consolidated Balance Sheet Information			2020	2019
Assets
Current Assets
Cash			$68,258	$88,442
Accounts receivable, net			43,086	40,357
Inventories, net			34,835	35,411
Other			3,705	1,955
Total Current Assets			149,884	166,165
Property, plant & equipment, net			56,402	53,134
Operating lease right-of-use assets			20,068	—
Goodwill and intangible assets			139,084	142,906
Other			261	880
Total Assets			$365,699	$363,085
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$17,235	$13,728
Accrued expenses			15,069	17,895
Current portion of operating lease liabilities			5,665	—
Total Current Liabilities			37,969	31,623
Long-term debt			—	30,000
Other non-current liabilities			33,401	12,335
Total liabilities			71,370	73,958
Shareholders' Equity			294,329	289,127
Total Liabilities and Shareholders' Equity			$365,699	$363,085

			Year ended
			February 29,	February 28,
Condensed Consolidated Cash Flow Information			2020	2019
Cash provided by operating activities			$57,219	$51,335
Cash used in investing activities			(21,446)	(31,770)
Cash used in financing activities			(55,957)	(27,353)
Change in cash			(20,184)	(7,788)
Cash at beginning of period			88,442	96,230
Cash at end of period			$68,258	$88,442